EXHIBIT 99.2

School Specialty, Inc. (OTCQB:SCOO) Q4 2018 Earnings Conference Call March 14, 2019 9:00 AM ET

Company Participants

Ben Herskowitz - FTI Consulting

Michael Buenzow - Interim President and CEO

Ryan Bohr - EVP and COO

Kevin Baehler - EVP and CFO

Conference Call Participants

Kevin Tracey - Oberon Asset Management.

Craig Carlozzi - Bulwark

Patrick Retzer - Retzer Capital

Operator

Good day, ladies and gentlemen, and welcome to the School Specialty's Fiscal Fourth Quarter and Year Ended 2018 Conference Call. Please note, this event is being recorded.

And now at this time I'd like to turn the call over to Ben Herskowitz, FTI Consulting. Please go ahead, sir.

Ben Herskowitz

Thank you. Good morning, everyone, and welcome to School Specialty's fiscal 2018 fourth quarter and year end conference call. On our website, under the Investor Relations section, you'll see our press release and the updated Investor Presentation.

Joining us today are Michael Buenzow, School Specialty's Interim President and Chief Executive Officer; Ryan Bohr, Executive Vice President and Chief Operating Officer; and Kevin Baehler, Executive Vice President and Chief Financial Officer. Following their prepared remarks, they will be available for Q&A. Additionally, our call today is being webcasted on the website. Again, in the Investor Relations section, and we have a replay available for those who are unable to join.

Before I turn the call over to Michael, I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast about School Specialty's future financial condition, results of operations, expectations, plans or prospects, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words anticipates, believes, could, estimates, expects, intends, may, plans, projects, should, targets and/or similar expressions. These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk.

Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those contemplated by the forward-looking statements because of a number of factors, including those described in the Company's Form 10-K. Any forward-looking statements on today's call and webcast, speaks only as of the date on which it's made. Except to the extent required under the Federal Securities Law, School Specialty does not intend to update or review the forward-looking statements.

With these formalities out of the way, I'd like to turn the call over to Michael. Please go ahead, Michael.

Michael Buenzow

Thank you, Ben.

First, I would like to thank all the employees, vendors, and business partners, who have welcomed me to School Specialty, after joining the Company in early February. They have been extremely helpful as I immersed myself in this organization and in the education industry. Their support and assistance has been exceptional, and for that I am grateful. I look forward to continuing the work with the School Specialty team to deliver improved performance in 2019.

Secondly, I would like to comment on our 2018 financial performance. To put it rather simply, our 2018 financial results were unacceptable and fell short of our business plan objectives. Fortunately, we understand the drivers of our underperformance and I've identified the necessary actions and initiatives to overcome these challenges. The School Specialty team has been proactively addressing the 2018 challenges which will enable our performance in 2019 to improve on an accelerated timeline.

Since my arrival, I have been working closely with many members of the School Specialty team to enhance and ensure strong and decisive execution of our performance improvement initiatives. I've been working intensively to improve these efforts to identify and implement additional cost reduction opportunities, and to ensure strong go-forward execution of our strategic business objectives. I am also carefully evaluating the usage and deployment of our capital resources to ensure our areas of greatest upside opportunity, receive an appropriate level of attention and investment in 2019.

Thirdly, it's important for all of us here at School Specialty to be accountable for the Company's financial performance. Accordingly, there will be no performance based bonuses which directly impacts approximately 150 of our management incentive plan participants. In addition, many of our commission based employees also were adversely impacted by our 2018 performance. Although this is difficult news for our employees, I am pleasantly surprised by the team's extremely positive morale and the clearly visible passion and dedication they possess for this Company, our customers, and our mission.

Going forward, our employees remain highly motivated and deeply committed to significantly improving our Company's performance in 2019. We are laser focused on driving market share growth and increased operational efficiency throughout the organization. And while we may face new challenges in 2019, we'll be ready, willing, and able to address all of them in an immediate and effective manner.

And before I turn the call over to Ryan and Kevin, to discuss the details of our 2018 financial performance, I would like to tell you, the entire team here at School Specialty understands our role in protecting and improving the value of this Company. We are extremely cognizant of the need to deliver better results in 2019, and look-forward to the opportunity to build your confidence and trust in School Specialty.

Ryan?

Ryan Bohr

Thank you, Mike.

As Mike just discussed, we face challenges in 2018. However, as he mentioned, they have been identified and we have made the necessary changes to course correct. Further, we believe our value proposition remains solidly intact and we have significant opportunities to drive sustainable, profitable growth, and increase shareholder value.

Now, let me turn to the details of our results for the year in the quarter. Revenue in 2018, increased by $15.1 million or 2.3% to $673.5 million. This was led by growth in our leading franchise in learning environments, which continue to strengthen in 2018, as evidenced by the 11.5% growth we saw in our Furniture category. We expect this growth to continue. We have recently implemented changes to our learning environment sales and sales support organization, to better capitalize on the significant growth opportunity in front of us.

Our current learning environment project pipeline is very robust and is currently up, approximately 20% year-over-year, supporting our growth expectation for this core element of our business. This is led by new opportunities to create customized furniture and supplies bundles for customers to outfit and stock complete classrooms, the expansion of our proprietary furniture lines as well as the launch of a greater number of new items this season and next. Instruction & Intervention revenue increased $15.3 million in a year or 35%. This was driven by the full year impact of the Triumph Learning acquisition.

Moving to the Supplies category. While we experienced 1.1% year-over-year in this category, specific challenges offset underlying growth momentum building in the category that we expect will drive improved performance in 2019. We have noted that the full year impact of a new long-term contract with our largest district customer had a negative impact on both revenue and gross margin in the category. Setting this aside, category growth exceeded 2%.

Further, it is important to note that maintaining this strong relationship continues to unlock revenue opportunities in other product categories; such as, furniture, where we experienced more than a 6% growth within this district in 2018. While this underlying growth trend within the Supplies category has built momentum in 2018, we feel it would have been stronger in 2018, had we not experienced shipping delays in our core distribution segment fulfillment center.

After consecutive strong months heading into the core of peak season, shipping delays caused a sharp pullback in bookings in September and October, which were collectively down 5.7% or $2.5 million year-over-year. Overall bookings for the balance of the year were up 3.9% or $9.9 million, indicating a much stronger trend during the other 10 months of 2018, including a nearly 5% uptick in December.

We believe this indicates we are taking market share and deepening our customer relationships, which will enable us to drive a better mix of supply sales, and unlock opportunities in other growth areas. We are confident in driving further improvement in the Supplies category, as well as gross margin expansion in 2019. Bookings have gradually rebounded as we recovered from our peak season challenges, and we are showing year-over-year growth thus far in 2019.

Turning to our Science category. As discussed in detail throughout the year, Science experienced a market driven down turn in 2018, and is poised for a strong rebound. After two strong years of growth, in which our Science curriculum segment posted revenues of $57.5 million and $63.4 million in 2016 and 2017 respectively, revenue fell $19.4 million to $44 million in 2018, driving more than an $10 million year-over-year negative impact on our bottom line.

We expect a sharp rebound in 2019 and 2020 and see a strong opportunity for this segment in the years ahead based on the state adoption schedule, interest in next gen science standard line programs, funding of stem initiatives and the impact of new product initiative. As we've entered 2019, we currently have more large opportunities in the pipeline that at any point in 2018.

Now I'll discuss our gross profit margin. The company reported a gross profit margin in 2018 of 33.9% as compared to 36.9% last year. As previously discussed, the weakness in the science category and it's resulting impact on overall mix was a contributing factor. In addition, we experienced a 410 basis point decline in our supplies margin. General pricing actions taken for 2019 are expected to contribute to both revenue growth and margin improvement.

Importantly, competitive dynamics around pricing for both general bids and strategic agreements improved in 2018 which bodes well for the coming peak season. Overall gross margin and gross margin within the Supplies category is trending up. Year-to-date supplies gross margins stand approximately 125 basis points higher than the rates experienced in Q4 with great improvements seen in overall gross margin as well.

This is particularly promising as updated pricing associated with several key strategic agreement does not go into effect until late Q1 or early Q2. Moving on to the cost side of our business, we were very effective managing SG&A cost overall, but continue to find ways to lower cost and drive efficiency. SG&A increased $4.2 million or 1.9% overall in 2018. This including the impact of a $3.8 million increase in depreciation and absorbing $3.4 million of costs associated with the full-year impact of the Triumph Learning acquisition.

Furthermore this is in the face of market-driven increases in transportation costs and wages. We expect to manage aggressively our SG&A in 2019 as evidenced by our plan to deliver north of 5% revenue growth while limiting SG&A increases to between 1% and 3%.

Two areas of cost increase that I'd like to touch on specifically, our transportation expenses and seasonal labor expenses. Overall freight and expense impacting both cost of revenue and SG&A was up approximately $9.8 million approximately $5 million of which impacted SG&A and the balance impacted gross margin as it is recognized in cost of revenue. We estimate $7.5 million of the overall increase was non-volume related, driven by rate increases and a higher number of split shipments resulting from the peak season shipment delays.

The impact of increase with shipment is approximately $700,000 and we are confident this will not repeat based on the many actions taken to ensure the fulfillment centers operate effectively throughout the peak season. The balance of the increase or approximately $6.8 million is predominately higher parcel LTL and truckload rates and associated expenses. This represents an effective cost increase of approximately 14% compared to our expectations heading in the year of approximately 8%.

While greater than we expected, our information indicates that are increases are at the low end of rate increases experienced by other similar companies in the market. While the pace of rate increases has moderated, we have also taken a number of action to lower our freight cost including renegotiating a key transportation agreement that will provide meaningful savings in 2019. We are confident that freight expenses will be in line with expectations for 2019.

Seasonal labor expenses, primarily with our fulfillment center and customer care areas were up year-over-year and we attribute a little over $2 million of the increase to the peak season challenges in our core distribution performance center. The company has implemented material changes to our staffing model including a partnership with a leading staffing agency that provide us with confidence that the issues encountered in 2018 will not repeat. Over the last five months, our fulfillment centers have been performing very well and plans are in place to drive an effective peak season.

Before I close, I'd like to provide more detail regarding the fourth quarter. While we saw topline growth in the quarter, we came in well below our most recent top and bottom-line guidance. Q4 revenue of $114.6 million was up 2% year-over-year. The increase was driven by $9.8 million or 21% increase in supplies billing as we entered Q4 with a high open order position. Increased supplies billing were partially offset by a $9.1 million decline in science curriculum revenue, much of which was anticipated.

While we experienced modest growth across all other product categories, our overall revenue performance was approximately 5.4% or $6.5 million below expectations, which drove bottom line EBITDA impact of approximately $2.3 million. The key drivers of the shortfall were as follows; supplies was approximately $2.5 million or 4.3% below our estimate. Peak season follow-on orders recovered later in 2000 excuse me, Q4, but were approximately $1 million below our estimate and e-tailer growth was $1.5 million lower than expected in Q4.

Supplies strength strengthened in December has carried into 2019 and e-tailer growth trends have picked up in early 2019. Furniture continued to show growth in Q4 however, Q4 billings were $2.1 million lower than forecasted. This is purely a timing issue as we finished with a $5 million higher open order position driven by shift in project completion date. The pipeline is strong and building in the furniture area.

Science finished a challenging year with Q4 revenue below expectations as key large opportunities pushed into 2019. We focus science to be down considerably in the quarter, but the final results were $1.3 million lower than expected. The pipeline is building and we have seen some nice wins in early 2019 and begun to convert key opportunities carried over from 2018.

Finally instruction and intervention was expected to build more momentum in the quarter, while sales were up year-over-year, the performance was approximately $1 million below our final estimate. Q4 gross margin of 31.5% was approximately 300 basis points below expectations for the quarter and drove approximately $3.5 million of the EBITDA miss in the quarter. The key drivers of the missed gross margin expectations were as follows.

Supplies gross margins were lower than expected due primarily to unfavorable mix and modest cost variances experienced in the quarter. Our guidance assumed a modest pick-up from our year-to-date trends, which is typically what we see in Q4. However, we feel the shipping delays had a relatively greater impact on smaller, noncontract repeat orders, which typically carry higher margins. We haven't seen an uptick in supplies margins in early 2019 as net price increases come into effect.

Science gross margins were 47.8% in Q4 of fiscal 2018 compared to 57.2% in the previous fiscal year, which approximated our outlook. The margin variance was primarily a result of the under-absorption of product assembly, cost and product development amortization applied against a relatively low revenue level.

Looking forward the science curriculum gross margin are expected to perform consistent with historical levels of 55% to 56%. Early 2000 gross margin rates exceed these levels. Note that overall gross margins in the first two months of fiscal 2019 are up nearly 250 basis points from Q4 levels and we expect to see continued improvement.

Finally Q4 reported SG&A was down year-over-year by 2.5 million or 4.6%. However, the favorability was 1.7 million less than expected tied directly to higher than expected transportation and labor costs associated with the fulfillment center challenges which have been resolved and are not expected to repeat.

All other areas of SG&A were collectively in line with expectations. The revenue gross margin and SG&A performance variances to our expectations in Q4 combined to have a negative impact on adjusted EBITDA of approximately $7.5 million and resulted in a full year EBITDA of 35.1 million. Importantly, trends in substantially all areas that impacted our Q4 performance are improving.

In closing, we have taken the appropriate action to improve our performance in 2019 and we will continue to look for additional opportunities. Importantly, we are seeing progress in all key areas. We expect strong revenue growth of 5% to 7% steadily improving gross margin and aggressive expense management to combine and yield a 20% to 30% improvement in adjusted EBITDA in 2019. Our leadership team and associates throughout the organization are energized and we are confident in our ability to drive topline and bottom-line growth.

With that I will turn the call over to our CFO, Kevin Baehler who will provide further insights into our financial performance and other matters. Kevin?

Kevin Baehler

Thank you, Ryan and good morning.

My comments are going to focus on free cash flow working capital, taxes and I'll conclude with some comments regarding our debt. Fiscal 2018 free cash flow was negative $19.4 million below both our internal expectations and our most recent guidance. As we indicated in our updated guidance after the third quarter, we expected full year cash flow to be approximately breakeven. However, the EBITDA shortfall in the fourth quarter combined with higher than anticipated working capital balances at year end resulted in a miss.

Working capital was up $15 million year-over-year and it's important to note that a majority of these working capital increases during 2018 are expected to positively impact 2019 free cash flow. The key components of the working capital increases were number one, receivable balances were up $8.6 million at year-end and resulting days sales outstanding were up year-over-year by nearly six days.

These increases are related to the shipping challenges and the later fulfillment season. Not only did the later shipment pushed back our cash conversion timing, but the increase in split shipments also add days to the collection cycle as customer reconciliations of shipments versus PO's becomes more cumbersome. However, we do not feel that the longer collection cycle will result in an increase in uncollectible accounts.

Second, inventory balances were up year-over-year by $12.9 million approximately $7.5 million of the increase is related to a couple of specific large early purchases that we executed in late December. The benefit of these early purchases was to lock in lower inventory costs ahead of 2019 cost increases for the items associated with these early purchases.

In addition, we negotiated extended payment terms associated with these purchases which ranged from 75 to 120 days. The inventory purchase through these early buys consists of high velocity items, the remaining increase in inventory was related primarily to the Q4 revenue shortfall and higher open order position as we exited the year.

Third, accrued compensation was down $4.7 million which is a combination of zero accrued incentive payments as Mike had commented on year-end. In addition, related specifically to the 2018 financial performance falling short of our incentive compensation thresholds and also lower accrued commissions commensurate with the revenue and the gross margin shortfalls.

Fourth, accrued royalties were down $3 million this decline is associated primarily with decreased science revenues especially over the second half of the year. These increases in working capital were partially offset with a higher accounts payable balance of $14.7 million now $7.5 million of that increase is directly related to the inventory early purchases and the remaining amount is primarily related to the other inventory increases that we had at year-end.

As we look forward to 2019, we expect working capital balances to return to historic norms. Our free cash flow guidance for 2019 of $27 million to $33 million reflects an improvement in working capital of approximately $13 million and we feel this is very achievable. And improved delivery season is the most important factor to achieving working capital improvements.

On time complete shipments will shorten the collection cycle and contribute to lowering our day sales outstanding back to 2017 levels or even better. In addition in the first quarter of 2019, we will recognize the year-over-year cash flow benefit associated with lower payments associated with the accrued compensation and accrued royalty decreases that we had experienced at year end.

Moving on to capital expenditures, in 2018 our capital expenditure spend totaled $12.5 million and $4.5 million in product development spend. Capital expenditure spend was down $2.2 million from fiscal 2017 and we expect fiscal 2019 capital expenditures to decline by an additional $2.5 million or down to $10 million. These declines reflect that we are entering the later stages of completing some of our key business application upgrades and implementation of sales, enablement and analytics tools. As we complete these larger projects, our future CapEx requirements and demands are less.

A few comments on taxes, based on our 2018 financial performance, we reestablished a tax valuation allowance against our deferred tax assets. This resulted and income tax expense of $4.8 million despite our pretax loss. However, it's important to note that cash taxes for 2018 are consistent with the expectations we discussed at the end of the third quarter.

Full year cash taxes were $1.8 million and looking ahead to fiscal 2019 we expect cash taxes to be approximately $1 million. In addition the cash tax rate in years following 2019 are expected to be lower than the statutory rate as we have approximately $17 million of net operating losses which have an indefinite carryover period.

Finally our 2018 financial performance required us to address certain provisions in our term loan agreement and ABL agreement and we have successfully addressed these with our lenders through amendments to both agreements. Through this process both our term loan lenders and ABL lenders continue to demonstrate strong support for the company and our business plan. We will be filing a Form 8-K with the details of both the term loan and the ABL amendments within the next few days.

The more notable provisions in these agreements include providing covenant relief for both our senior leverage ratio and fixed cost coverage ratio, additional end of year 2019 liquidity requirements or additional flexibility with 2019 liquidity requirements specifically regarding maximum ABL balances during the month of December and January. This provides increased flexibility as to the manner in which we handle the deferred vendor payment obligations which are coming due in December 2019.

The amendments will increase our interest expense through a revised pricing grid based on current senior leverage ratios. Currently, we expect that initially in the first quarter of 2019 our term loan borrowing rate would be LIBOR plus $800. Also the amendments have paid in kind interest if senior leverage ratios exceed certain level. The amendment provides us the ability to raise junior capital and in some circumstances after September 2019, we may be obligated to issue warrants to lenders.

Based on our current financial outlook, we believe these amendments provide sufficient flexibility and liquidity to execute our business plan, maintain compliance with financial covenants and satisfy the deferred vendor obligations. As a reminder these obligations total $27.3 million and again come due in December of 2019.

With that, that concludes our prepared comments and I'll turn the call back to Kevin to open up the Q&A.

Question-and-Answer Session

Operator

[Operator Instructions] Our question comes from Kevin Tracey with Oberon Asset Management.

Kevin Tracey

First question is on the supplies business mix, why has it been so negative? It looks like sales of proprietary products declined significantly in 2018. So why has that happened and what are you doing to improve the results?

Ryan Bohr

Thanks Kevin. Good morning. This is Ryan. I think that one of the - we've seen some weakness in a few niche areas for example, we actually within the supplies category have an area of science supplies and we have physical education as another niche area. We've seen some weakness in some of these niche areas and really quite a bit of strength in more of the general supplies areas and so that's really driven that mix shift that we've experienced.

What we're focused on doing to address it is first of all, as we mentioned, we've taking some pretty important pricing actions for 2019. So we've looked at with increased intensity all of our prices and we've on balance see opportunities to increase them. We've also believed been more effective in analyzing our business strategic agreements during 2018, which we think and expect will improve our margins in the coming year as well.

So those are a couple of the key things we're doing and I'd say that the final thing that is probably as important as any is as we've completed the transition of our sales model, the objective is to increase and improve our customer touch points so that we can get closer to understanding their purchases with us and how we can leverage that growth and the value they're seeing in general supplies and drive strong growth in other areas.

Kevin Tracey

And just to clarify something you said, did you say that science revenue come in $1.3 million below expectations, and just I am puzzled because in your Q3 presentation, there was a note that you expected science revenue to decline $12 million for the year and here you reported $19 million.

Ryan Bohr

It came in from the numbers embedded in our overall forecast down approximately $1.3 million from our expectation for the quarter. It could have ended in the final reported number, we also have freight revenue and other things that are reported in the science segment overall. So that was our internal estimate considered approximate $1.3 million. So we're off excuse me $1 million to $3 million.

Kevin Tracey

All right and in the Science business, how did your win rate or market share is trending in 2018 compared to 2017 and 2016?

Michael Buenzow

We don't have exact market share statistics Kevin, but what we have seen is it's not been an issue as much of our win rates but the fact that 2018 there is very limited overall opportunities and we've mentioned the adoption cycle there was very little state adoption activity but there was very few medium and large scale opportunities in 2018.

We believe that one of the drivers of that in addition to the lack of scheduled state adoptions outside of Mississippi is the fact that oftentimes when there is a significant adoption taking place such as California, that the kind of immediately preceding year, many are considering adopting new curriculum. They look to evaluate the number of programs and enhancements that are made in advance of those major state adoption and so we think that that's one of the - as that has kind of - is now - that demand is coming back into the market in 2019 and 2020.

Kevin Tracey

All right and the comment on the last call was that you saw $15 million to $20 million plus of incremental growth opportunity in science and 2019, is that still your expectation?

Michael Buenzow

The outlook that we provided for 2019 is a little more conservative than that. We've been endeavored to be more conservative given the size of the overall opportunities out there and be a potential variability in the outcome. So we're trending to be a little bit more cautious but the opportunity pipeline is just as strong as it was a quarter ago.

Kevin Tracey

All right and then I guess we'll see it in the 8-K that you filed but if you hit your guidance in 2019 do you expect to need to issue warrants one thirds according to your amendments?

Michael Buenzow

The agreement which you'll see in the 8-K clearly provides us the flexibility and adequate access to capital to retire the notes and if we performed a plan, it will be those, the warrants set forth in the amendment are not earned and will not have to be issued.

Operator

Our next question comes from Craig Carlozzi with Bulwark.

Craig Carlozzi

Stepping back a little bit and thinking about your original kind of mid 50s number versus the revised 43 number, could you explain the delta between those? It sounds like a lot of the self-induced or inflicted wounds are fixed. It sounds like the science business pipeline is so strong as it was three months ago, it sounds like there's some price concessions and other positive developments in the business. So I was just curious what you're looking at how or we can bridge those two numbers just generically?

Michael Buenzow

I think that as we bridge those numbers and as you consider that in the conduct of our outlook, which I think where you're going generally the one difference would be we're being a little bit more cautious in the rebuilding of the supplies margin number one. The higher level of transportation cost will remain to a degree in the coming year, which we have taken a lot of actions to mitigate those. Those were higher than expected in the 2018 but we were very confident that we factored them and appropriately for 2019 and potentially see some upside based on some recent developments with our carriers.

So those are I think two big things that I would take into consideration and then the other - the other, the final probably most material is that you as we've kind of moved through the integration, triumph in our Instruction & Intervention category, we've been extremely effective on the cost side of that equation. However, the revenue line has been a little softer, partly due in 2018 to the fact that we were integrating those sales teams and had some coverage gaps in the market that we think we weren't quite as effective as we needed to be as we went through that transition.

And then also the new product pipeline was not nearly as robust, kind of, as we had expected kind of post-acquisition. And we've taken a number of steps to bolster that product development team. But we're little bit behind in where we thought we were a year ago with respect to new product development. But we've really picked up pace over the past nine months. So, that's another difference I think in our outlook today versus our outlook a year ago.

Michael Buenzow

I'll just add. The guidance that we are providing for 2019, still shows, while short of the level that you referenced in your question, we're still projecting a fairly significant increase in adjusted EBITDA in the 20% to 30% range over where we actually landed in 2018. So it is a significant forecasted increase that we feel comfortable with and hopefully we'll be in a position to, as the year progresses, track and exceed those numbers.

Craig Carlozzi

And one follow-up as well. Given the recent performance of the business, clearly there were some animated discussions with your lenders if warrants were being discussed. I can just make that assumption. Have you reconsidered splitting the business in two and perhaps selling the curriculum side of the business? Is that something that has been recently contemplated or do you still believe these assets need to be together?

Michael Buenzow

We have not evaluated splitting the curriculum business away from the rest of the Company. And while the discussions were animated they were actually extremely cordial and cooperative. And I would characterize them as - it was a business oriented discussion that reflects in the - and the amendment reflects a change in the overall leverage of the Company. And we still view our lenders as valuable business partners, as who are highly supportive of the Company.

Operator

Our next question comes from Patrick Retzer of Retzer Capital.

Patrick Retzer

I believe it was last May you studied the whole process to get a listing. And then we came back during last year and said you needed an additional independent director. Can you tell us where that process is currently?

Michael Buenzow

Yes, we believe we have completed all of the requirements with respect to having the requisite number of independent directors to fill the uplifting requirements. As we look - where we stand currently, our focus over the last several months has obviously been on finalizing the amendments with the lenders and getting our 10-K filed, which will be filed shortly. And then finally as disclosed in the press release, we've added another director who will be starting tomorrow. So, we expect to continue to evaluate the timing of the uplifting as we progress throughout 2019, and we'll continue to provide updates as to when we think that may actually take place.

Operator

Our next question comes from [Greg] who is a private investor.

Unidentified Analyst

I see the free cash flow guidance $27 million to $33 million. The midpoint will be we'll call it $30 million and it has a one-time $13 million benefit. So if I take the $13 million one-time benefit away, it's $17 million free cash flow guidance. How much of the $17 million is from the difference between depreciation, amortization and CapEx? Do I just take the $17 million to $18 million depreciation run rate and subtract $10 million the CapEx guidance and is it about $7 million or is it something that is simple as that?

Kevin Baehler

Well, I guess I would look at it this way and that the - if we're starting from the EBITDA where D&A would have already been added back the working capital one-time changes you referred to as being in that $13 million range, other items than affecting cash flow if our starting point is EBITDA is really then our cash interest expense, which will be in the neighborhood of $13 million to $14 million.

As I mentioned earlier in my comments, our cash taxes would be roughly about $1 million and then from a CapEx and a product development standpoint combined, roughly about $15 million $10 million of CapEx and $5 of product development. So those are really the components if you will as we think of the cash flow. It's really starting from the EBITDA perspective which already adds back to D&A as you well know.

Unidentified Analyst

For clarity the $5 million guidance on the produce development cost, is that separate from the D&A? Is that basically a hit to the income statement or that something that's in the CapEx?

Kevin Baehler

It's not in the CapEx, it's separate than the CapEx of $10 million. It is product development us investing in refreshing our curriculum particularly on the science side of the business and within instruction and intervention that's where the $5 million is invested. We do then amortize that over the product life. So within our - within our cost of goods sold, there is approximately $6 million of product development amortization and that is an add back also for purposes of EBITDA.

When we report product development amortization within the cash flow, we do separate that as a separate line from the normal depreciation and amortization of other intangible costs such as purchased intangibles or acquisition-related intangibles.

Unidentified Analyst

Super. My next question was on the net debt and how it changes a lot during the year due to the seasonality. What is the peak and the trough for net debt that management sees for calendar year '19 there is a big range of.

Kevin Baehler

The pattern is very repetitive and very predictable year-over-year. So the peak debt will occur sometime in the very late part of August. It's when our working capital is at its highest. We're exiting the season of the inventory balances are coming down, but our account receivable balance will have peaked at that time and it's ahead of the cash conversion cycle.

So again working capital will be significantly greater at that time of year and enhance our ABL borrowings will be as well. So we'll peak in August. Our cash conversion cycle or cash collections really all kick in the following our season.

So as we look at October, November, December, those are historically the strongest cash collection months, 2018 being a little different and a little unusual because of the fulfillment center challenges, which we discussed, but we would expect our debt to be at its trough right around year-end and we should be - historically we would be off of the ABL, we were this past year, we were the year prior. So that is trough of our borrowings.

Operator

Thank you. This concludes the Q&A portion of today's conference. I would like to turn the call back to Michael Buenzow for closing remarks.

Michael Buenzow

Thank you for joining us for today's earnings call. We appreciate your continued support and look forward to speaking with you again on our first quarter conference call. Thank you.

Operator

Ladies and gentlemen, this does conclude today's presentation. You may now disconnect and have a wonderful day.